Exhibit 99.2

VIACOM INC.

PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF

Unregistered 4.375% Senior Debentures due 2043

($1,446,365,000 aggregate principal amount issued on

November 26, 2012, December 4, 2012 and December 17, 2012)

To Our Clients:

We are enclosing herewith a prospectus dated                     , 2013 (the “prospectus”) of Viacom Inc. (“Viacom”) and the related letter of transmittal, which together constitute the offer of Viacom (the “exchange offer”) to exchange up to $1,446,365,000 aggregate principal amount of 4.375% Senior Debentures due 2043, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “exchange senior debentures”), for the outstanding unregistered $1,446,365,000 aggregate principal amount of 4.375% Senior Debentures due 2043 (the “unregistered senior debentures”), upon the terms and subject to the conditions set forth in the exchange offer.

Please note that the exchange offer will expire at 5:00 p.m., New York City time, on                     , 2013 unless extended by Viacom in its sole discretion.

The exchange offer is not conditioned upon any minimum number of unregistered senior debentures being tendered.

We are the holder of record of unregistered senior debentures held by us for your account. A tender of such unregistered senior debentures can be made only by us as the record holder and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender unregistered senior debentures held by us for your account.

We request instructions as to whether you wish to tender any or all of the unregistered senior debentures held by us for your account pursuant to the terms and conditions of the exchange offer. We also request that you confirm that we may make the representations contained in the letter of transmittal on your behalf.

Pursuant to the letter of transmittal, each holder of unregistered senior debentures (a “Holder”) will represent to Viacom that:

•

the exchange senior debentures acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange senior debentures, whether or not the person is the Holder;

•

neither the Holder nor any other recipient of the exchange senior debentures (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered senior debentures or exchange senior debentures;

•

neither the Holder nor any other recipient is an “affiliate” of Viacom within the meaning of Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with Viacom or any “affiliate” of Viacom within the meaning of Rule 405 promulgated under the Securities Act to distribute the exchange senior debentures;

•

if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange senior debentures for its own account in exchange for unregistered senior debentures that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange senior debentures received in the exchange offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange senior debentures, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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